Exhibit 99.1

Contact: Contact Kenn Entringer at Casey Communications, Inc., (314) 721-2828 kentringer@caseycomm.com

April 17, 2006

Cass Information Systems Reports

43% Increase in 1st Quarter 2006 Earnings

ST. LOUIS – Cass Information Systems, Inc. (NASDAQ: CASS), the nation’s leading provider of transportation, utility and telecom invoice payment and information services, reported first quarter 2006 earnings of $.70 per fully diluted share, a 43% increase over the $.49 per fully diluted share it earned in the first quarter of 2005. Net income was $3,952,000 in 2006 compared to $2,767,000 in 2005.

Earnings from continuing operations were $.70 per fully diluted share in the first quarter, a 35% increase over the $.52 per fully diluted share earned from continuing operations in the first quarter of 2005. Net income from continuing operations was $3,952,000 and $2,951,000 in the first quarters of 2006 and 2005, respectively. (The company sold the business and assets of a wholly-owned subsidiary, Government e-Management Solutions (GEMS), during the fourth quarter of 2005. GEMS’ assets, liabilities and results of operations are shown as discontinued operations.)

Driving the favorable first quarter results were higher transaction volumes, which boosted processing fees and an increase in dollars processed, combined with an increase in net interest margin that raised investment income.

“Sustaining the trend that emerged in 2005, all segments of our business continue to contribute to our growth,” said Lawrence A. Collett, chief executive officer and chairman of the board. “New business and solid economic activity are helping our invoice payment and information processing operations post profitable gains in volume, while higher yields on invested assets raise our bottom line.”

Revenues from first quarter 2006 continuing operations were $19,957,000, a 17% increase over the same period last year. Payment and processing fees for the quarter were up 13% over the prior year at $9,688,000. That increase was attributable to a rise in transaction volume related mainly to new business.

Net investment income was $9,491,000, a 30% increase over the prior year. The increase stemmed from an increase in dollars processed, along with the general rise in the level of interest rates. There were no gains from the sale of securities in the opening quarter of 2006. In the first quarter of 2005, CASS recorded a $547,000 gain on the sale of securities.

Total operating expenses from continuing operations were $13,869,000, 10% higher than the year-earlier period and primarily attributable to the growth in processing activity. Salaries and benefits were up 12% to $10,270,000, as CASS hired more people to service new business.

Selected Consolidated Financial Data

The following table presents selected unaudited consolidated financial data (in thousands, except per share data) for the periods ended March 31, 2006 and 2005.

	Quarter Ended 3/31/06	Quarter Ended 3/31/05
Transportation Core Invoice Volume	5,994	5,155
Transportation Dollar Volume	$3,450,076	$2,568,090
Utility Transaction Volume	1,503	1,403
Utility Dollar Volume	$1,374,215	$1,029,235
Payment and Processing Fees	$9,688	$8,592
Net Investment Income	9,491	7,326
Gains on Sales of Investment Securities	—	547
Other	778	542

Total Revenues	$19,957	$17,007

Salaries and Benefits	$10,270	$9,195
Occupancy	455	436
Equipment	653	714
Other	2,491	2,242

Total Operating Expenses	$13,869	$12,587

Income from Continuing Operations before Income Taxes	$6,088	$4,420
Provision for Income Taxes	2,136	1,469

Income from Continuing Operations	$3,952	$2,951
Income (loss) from Discontinued Operations net of Income Taxes	$—	$(184)

Net Income	$3,952	$2,767

Average Earning Assets	$743,472	$664,590
Net Interest Margin	5.46%	4.73%
Allowance for Loan Losses to Loans	1.18%	1.14%
Non-performing Loans to Total Loans	.26%	.13%
Net Loan Charge-offs to Loans	.04%	.08%
Provision for Loan Losses	$150	$200
Non-performing Loans	$1,385	$669
Basic Earnings per Share from Continuing Operations	$.71	$.53
Basic Earnings per Share from Discontinued Operations	—	(.03)

Basic Earnings Per Share	$.71	$.50

Diluted Earnings per Share from Continuing Operations	$.70	$.52
Diluted Earnings per Share from Discontinued Operations	—	(.03)

Diluted Earnings per Share	$.70	$.49

About Cass Information Systems

Cass Information Systems is the leading provider of transportation, utility and telecom invoice payment and information services. The company, which has been involved in the payables services and information support business since 1956, disburses over $15 billion annually on behalf of customers from processing centers in St. Louis, Mo., Columbus, Ohio, Boston, Mass. and Greenville, S.C. The support of Cass Commercial Bank, founded in 1906, makes Cass Information Systems unique in the industry.

Note to Investors

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the company’s actual results, see the company’s reports filed from time to time with the Securities and Exchange Commission including the company’s annual report on Form 10-K for the year ended December 31, 2005.